EXHIBIT 10.1

Execution Version

AMENDED AND RESTATED

FIVE-YEAR

REVOLVING CREDIT AGREEMENT

Dated as of September 28, 2021,

Among

HOWMET AEROSPACE INC.,

as Borrower,

THE LENDERS AND ISSUERS NAMED HEREIN,

Citibank, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

BMO CAPITAL MARKETS CORP.,

BNP PARIBAS,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

TRUIST BANK,

as Co-Documentation Agents

Citibank, N.A., JPMORGAN CHASE BANK, N.A., BMO CAPITAL MARKETS CORP.,

BNP PARIBAS, FIFTH THIRD BANK, NATIONAL ASSOCIATION,

GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC., and Truist Securities, Inc., as Joint Lead Arrangers and Bookrunners

i

(continued)

(continued)

(continued)

References
Exhibit A	Assignment and Assumption
Exhibit B	Administrative Questionnaire
Exhibit C	Designation of Borrowing Subsidiary
Exhibit D	Form of Accession Agreement
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Subsidiary Guarantee
Schedule 2.01(a)	Lenders and Commitments
Schedule 2.01(b)	Issuers and L/C Commitments
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Liens

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of September 28, 2021 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), among HOWMET AEROSPACE INC., a Delaware corporation, (“Howmet”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I), the Issuers, CITIBANK, N.A., as Administrative Agent for the Lenders and Issuers and JPMORGAN CHASE BANK, N.A., as Syndication Agent.

WHEREAS, Howmet, the Lenders and Issuers party thereto from time to time, Citibank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent, have previously entered into that certain Five-Year Revolving Credit Agreement, dated as of July 25, 2014 (as amended and extended by the letter agreement, dated June 5, 2015, and as further amended pursuant to Amendment No. 1 to Credit Agreement, dated as of September 16, 2016, Amendment No. 2 to Credit Agreement, dated as of June 29, 2018, Amendment No. 3 to Credit Agreement, dated as of March 4, 2020, Amendment No. 4 to Credit Agreement, dated as of June 26, 2020, and Amendment No. 5 to Credit Agreement, dated as of March 29, 2021, the “Existing Credit Agreement”);

WHEREAS, Howmet has requested that the Existing Credit Agreement be amended and restated on the terms and conditions set forth herein to provide for, among other things, the establishment of a $1,000,000,000 senior unsecured revolving credit and letter of credit facility (the “New Facility”);

WHEREAS, the New Facility will refinance and replace the existing credit facility under the Existing Credit Agreement and will be established by amending the Existing Credit Agreement; and

WHEREAS, the Lenders and Issuers are willing to make available to Howmet and the Borrowing Subsidiaries such New Facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Separation Documents” shall have the meaning assigned to such term in Amendment No. 3.

“Accession Agreement” shall mean an Accession Agreement substantially in the form of Exhibit D among a Prospective Lender, Howmet and the Administrative Agent.

“Administrative Agent” shall mean Citi, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Finical Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Amendment No. 3” shall mean Amendment No. 3 to the Existing Credit Agreement, dated as of March 4, 2020.

“Applicable Margin” shall mean:

as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable Type of Loan and the Index Debt Ratings in effect on such date set forth below; provided, that in the event the Index Debt Ratings fall within different categories, the Applicable Margin shall be based on the category corresponding to the higher of such Index Debt Ratings, unless such Index Debt Ratings differ by two or more categories, in which case the spreads shall be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings;

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least BBB+ by S&P, Fitch and/or Baa1 by Moody’s	Index Debt Ratings less than Category 1, but at least BBB by S&P, Fitch and/or Baa2 by Moody’s	Index Debt Ratings less than Category 2, but at least BBB- by S&P, Fitch and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 3, but at least BB+ by S&P, Fitch and/or Ba1 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB by S&P, Fitch and/or Ba2 by Moody’s.	Index Debt Ratings equal to or lower than BB- by S&P, Fitch and/or Ba3 by Moody’s.
Applicable Margin for Eurocurrency Rate Loans	1.015%	1.125%	1.20%	1.40%	1.70%	1.90%
Applicable Margin for Base Rate Loans	0.015%	0.125%	0.20%	0.40%	0.70%	0.90%

“Applicable Facility Fee Rate” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the Index Debt Ratings in effect on such date set forth below; provided, that in the event the Index Debt Ratings fall within different categories, the Applicable Facility Fee Rate shall be based on the category corresponding to the higher of such Index Debt Ratings, unless such Index Debt Ratings differ by two or more categories, in which case the fee shall be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least BBB+ by S&P, Fitch and/or Baa1 by Moody’s	Index Debt Ratings less than Category 1, but at least BBB by S&P, Fitch and/or Baa2 by Moody’s	Index Debt Ratings less than Category 2, but at least BBB- by S&P, Fitch and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 3, but at least BB+ by S&P, Fitch and/or Ba1 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB by S&P, Fitch and/or Ba2 by Moody’s.	Index Debt Ratings equal to or lower than BB- by S&P, Fitch and/or Ba3 by Moody’s.
Applicable Facility Fee Rate	0.11%	0.125%	0.175%	0.225%	0.30%	0.35%

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.03(b).

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Arrangers” shall mean Citibank, N.A., JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., BNP Paribas, Fifth Third Bank, National Association, Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., and Truist Securities, Inc., in their capacities as joint lead arrangers and bookrunners.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Credit” shall mean, at any time, (a) the then effective Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean, for any period, the rate determined by the Administrative Agent as the fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)       the rate of interest announced publicly by Citi in New York, New York, from time to time, as Citi’s base rate for loans denominated in Dollars;

(b)       0.5% per annum plus the Federal Funds Rate; and

(c)       the Eurocurrency Rate for a one-month Interest Period commencing on such day plus 1.0%.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Benchmark” shall mean, initially, (i) with respect to amounts denominated in Dollars, the LIBO Rate and (ii) with respect to amounts denominated in Euros, EURIBOR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.07, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1) For purposes of clauses (d)(i) and (d)(ii) of Section 2.07, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided, that if any Available Tenor of the LIBO Rate does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of the LIBO Rate shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of the LIBO Rate corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the LIBO Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (d)(i) of Section 2.07 (which spread adjustment, for the avoidance of doubt, shall be 0.11448% (11.448 basis points); and

(2) For purposes of clause (d)(iii) of Section 2.07, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and Howmet as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency in the U.S. syndicated loan market;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Howmet, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with Howmet, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark other than the LIBO Rate, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of any then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative and that representativeness will not be restored.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean Howmet and the Borrowing Subsidiaries.

“Borrowing” shall mean any group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Subsidiary” shall mean, at any time, each wholly-owned Subsidiary of Howmet that has been designated by Howmet as a Borrower hereunder and that has undertaken the obligations of a Borrowing Subsidiary pursuant to Section 10.04(f).

“Borrowing Subsidiaries Obligations” shall mean the Obligations of all of the Borrowing Subsidiaries.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with (a) the LIBO Rate or a Borrowing denominated in Dollars, a day on which deposits in Dollars are also carried on in the London interbank market and (b) EURIBOR or a Borrowing denominated in Euros, such day that is also a Target Date.

“Citi” shall mean Citibank, N.A.

“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“Closing Date” shall mean, September 28, 2021.

“Co-Documentation Agents” shall mean BMO Capital Markets Corp., BNP Paribas, Fifth Third Bank, National Association, Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc. and Truist Bank.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in Letters of Credit as set forth in this Agreement in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) or in any Assignment and Assumption or Accession Agreement pursuant to which such Lender first becomes a Lender hereunder, as the same may be terminated or reduced from time to time pursuant to Section 2.10 or Section 10.04(h), increased from time to time pursuant to Section 2.20 or extended pursuant to Section 2.21. As of the Closing Date, the aggregate amount of Commitments is $1,000,000,000

“Consolidated EBITDA” shall mean, for any period, for Howmet and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income Taxes payable by Howmet and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense, and (iv) the aggregate amount of fees, expenses and charges incurred or attributed to Howmet and its Subsidiaries in connection with this Agreement.

“Consolidated Interest Charges” shall mean, for any period, for Howmet and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Howmet and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Howmet and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Debt” shall mean, as of any date of determination, (a) Indebtedness of Howmet and its Subsidiaries on a consolidated basis, after eliminating intercompany items, as of such time minus (b) the amount by which unrestricted cash and cash equivalents, determined in accordance with GAAP, of Howmet and its Subsidiaries exceeds $300,000,000 in the aggregate (provided that Consolidated Net Debt shall not be less than zero).

“Consolidated Net Income” shall mean, for any period, for Howmet and its Subsidiaries on a consolidated basis, the net income of Howmet and its Subsidiaries (excluding any unusual, non-recurring, exceptional or non-cash expenses, losses or charges and any unusual, non-recurring, exceptional or non-cash gains) for such period ((x) excluding any impact of the Designated Grenfell Liabilities or gain or loss (including as a result of insurance recoveries received directly from the insurance company or indirectly from Arconic Corporation), in each case arising from or attributable to the Grenfell Tower Fire and (y) reduced for any cash payments made during such period, whether or not such cash payments would be required to reduce net income in accordance with GAAP, resulting from the Designated Grenfell Liabilities except to the extent such payments either (i) have been reimbursed in cash directly from an insurance provider or reimbursed indirectly from Arconic Corporation or (ii) are expected to be covered and reimbursed in cash within 365 days (A) directly by an insurance provider that is financially sound and reputable and has not disputed coverage or (B) indirectly by Arconic Corporation (in each case of (A) and (B), as determined by Howmet in good faith), such adjustments pursuant to clauses (x) and (y) as set forth in reasonable detail in the certificate of a Financial Officer delivered pursuant to Section 5.01(c)(ii); provided that to the extent such amounts are not so reimbursed within such 365 day period, or are no longer expected to be covered and reimbursed or are disputed, then such unreimbursed amount shall reduce net income for such period).

“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of Howmet and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable (including commercial paper), (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Howmet and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Relief Period” shall mean the period commencing on June 30, 2020, and ending on (and including) the Covenant Relief Period Termination Date.

“Covenant Relief Period Termination Date” shall mean the earlier of (a) December 31, 2022 and (b) the date on which the Administrative Agent receives a Covenant Relief Period Termination Notice from Howmet; provided that, with respect to clause (b) hereof, no Event of Default or Default shall have occurred and be continuing on such date.

“Covenant Relief Period Termination Notice” shall mean a certificate of a Responsible Officer of Howmet (a) stating that Howmet irrevocably elects to terminate the Covenant Relief Period effective as of the date set forth in such certificate (which date shall be no earlier than the date of the certificate) delivered to the Administrative Agent and (b) certifying that (x) the Consolidated Net Debt to Consolidated EBITDA as of the end of the fiscal quarter for the period of the four fiscal quarters of Howmet most recently ended did not exceed 3.50 to 1.00 and (y) at the time of and immediately after the Covenant Relief Period Termination Date no Event of Default or Default shall have occurred and be continuing.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.23, (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuer in respect of a Letter of Credit or make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and Howmet in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or is the subject of a specifically identified good faith dispute, (ii) any Lender that has notified the Administrative Agent, Howmet or the Issuer in writing, or has stated publicly, that it does not intend to comply with its such funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or Howmet, failed to confirm in writing to the Administrative Agent or Howmet that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s or Howmet’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.23 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender), or (vi) any Lender that has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23) upon notification of such determination by the Administrative Agent to Howmet, the Issuer and the Lenders.

“Designated Grenfell Liabilities” shall mean costs and expenses (including legal fees) attributable to or arising from the Grenfell Tower Fire, which have been assumed by Arconic Rolled Products pursuant to the 2020 Separation Documents (as defined in Amendment No. 3).

“Designation Date” shall have the meaning assigned to such term in Section 10.04(f).

“Designation of Borrowing Subsidiary” shall mean a Designation of Borrowing Subsidiary executed by Howmet and a wholly-owned Subsidiary thereof in substantially the form of Exhibit C.

“Determination Date” shall mean, with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Issuer was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Documentary Letter of Credit” shall mean any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by Howmet or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” shall mean (i) with respect to all matters other than the Letters of Credit, (x) with respect to any amount denominated in Dollars, such amount and (y) with respect to any amount denominated in Euro, the amount converted in Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such day or, if such day is not a Business Day, on the immediately preceding Business Day and (ii) with respect to the Letters of Credit issued (x) in Dollars, such amount on any Determination Date and (y) in Euro, the amount converted into Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such Determination Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, the occurrence of the following:

(1)          a notification by the Administrative Agent to (or the request by Howmet to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)          in each case, the joint election by the Administrative Agent and Howmet to trigger a fallback from the LIBO Rate or the applicable London interbank offered rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (iv) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (vi) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (viii) the occurrence of a “prohibited transaction” with respect to which any Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers and (x) any Foreign Benefit Event.

“Erroneous Payment” has the meaning specified in Section 9.08(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.08(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.08(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.08(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” shall mean shall have the meaning assigned to such term in the definition “Eurocurrency Rate”.

“Euro” shall mean the single currency of participating member states of the European Union.

“Eurocurrency Rate” shall mean,

(a)       with respect to any Eurocurrency Rate Loan denominated in Dollars, or clause (c) of the Base Rate, as applicable, for any Interest Period, an interest rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the London interbank offered rate as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits in Dollars for a period equal to the Interest Period for such Eurocurrency Borrowing, or clause (c) of the Base Rate, as applicable, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (“LIBO Rate”); and

(b)       with respect to any Eurocurrency Rate Loan denominated in Euros, the European Money Markets Institute Settlement Rate, as published on the applicable Bloomberg screen page (or such other commercially available source provided such quotations as may be designated by the Administrative Agent from time to time) for deposits in Euro for a period equal to the applicable Interest Period, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (“EURIBOR”);

provided, that (i) the Administrative Agent shall determine the Eurocurrency Rate and such determination shall be conclusive absent manifest error and (ii) notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Eurocurrency Rate Borrowing” shall mean a Borrowing comprised of Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” shall mean any Loan during any period in which it bears interest based on the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act Reports” shall mean the Annual Report of Howmet on Form 10-K for the year ended December 31, 2020, the Quarterly Reports of Howmet on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed by Howmet with the SEC pursuant to the Securities Exchange Act of 1934; provided, however, that for the purpose of satisfaction of the condition set forth in Section 2.21(b)(B) with respect to the First Extension or the Second Extension only, “Exchange Act Reports” shall mean Howmet’s Annual Report on Form 10-K for the fiscal year of Howmet most recently ended prior to the delivery of the Extension Request with respect to the First Extension or the Second Extension, as applicable (the “Applicable Fiscal Year”), the Quarterly Reports of Howmet on Form 10-Q for each of the quarters ended after the Applicable Fiscal Year and prior to the applicable Extended Maturity Effective Date.

“Excluded Taxes” shall mean (i) any Taxes based upon, or measured by, any Lender’s, any Issuer’s, any Transferee’s or the Administrative Agent’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Lender, Issuer, Transferee or the Administrative Agent is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Lender, Issuer, Transferee or the Administrative Agent does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Lender, Issuer, Transferee or the Administrative Agent maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any Borrower is located, (iii) with regard to any Lender, Issuer or Transferee, any withholding Tax that is (a) imposed on amounts payable to such Lender, Issuer or Transferee because such Lender, Issuer or Transferee designates a new lending office, except to the extent that such Lender, Issuer or Transferee was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from any Borrower pursuant to Section 2.18(a), or (b) attributable to such Lender’s, Issuer’s or Transferee’s failure to comply with Section 2.18(g), (h) or (i), as applicable, (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Lender’s, Issuer’s, Transferee’s or the Administrative Agent’s gross negligence or willful misconduct and (v) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals.

“Existing Preferred Stock” shall mean the $3.75 Cumulative Preferred Stock, par value $100 per share of Howmet issued as of June 26, 2020.

“Extended Maturity Effective Date” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“Facility” shall mean the Commitments and the provisions herein related to the Loans and Letters of Credit.

“Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor provision of the Code that is substantively comparable and not materially more onerous to comply with); any applicable intergovernmental agreement entered into in respect thereof; any current or future regulations, administrative guidance or official interpretations thereof; and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“First Extended Maturity Date” shall mean the sixth anniversary of the Closing Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“First Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Fitch” shall mean Fitch Ratings Ltd.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each currency provided for hereunder.

“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrowers under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrowers, or the imposition on the Borrowers of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of any of the Borrowers.

“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of any of the Borrowers.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Grenfell Tower Fire” shall mean the June 2017 fire at the Grenfell Tower in London, England.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“IFRS” shall mean the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to it in Section 10.05(c).

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of Howmet.

“Index Debt Ratings” shall mean, as of any date, the most recently announced rating for any Index Debt by S&P, Moody’s or Fitch. For purposes of the foregoing, (a) if at any time Howmet has two Index Debt Ratings, in the event of split Index Debt Ratings, the fees and spreads will be based on the category corresponding to the higher of such Index Debt Ratings, unless such ratings differ by two or more categories, in which case the fees and spreads will be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings; (b) if at any time Howmet has three Index Debt Ratings, in the event of split Index Debt Ratings, (A) if two of the three Index Debt Ratings are in the same category, such category shall apply and (B) if all three of the Index Debt Ratings are in different categories, then the category corresponding to the middle Index Debt Rating shall apply; (c) if at any time Howmet has only one Index Debt Rating, the fees and spreads shall be the rate per annum applicable to such Index Debt Rating; and (d) if Howmet does not have an Index Debt Rating from either Moody’s, S&P or Fitch, then all such Index Debt Ratings shall be deemed to be in category 6. Each change in the Applicable Margin and the Applicable Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Howmet and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin and the Applicable Facility Fee Rate.

“Initial Scheduled Maturity Date” shall mean the fifth anniversary of the Closing Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Interest Election Request” has the meaning specified in Section 2.04(a).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the effective date of any continuation of such Borrowing in its existing Type or conversion of such Borrowing to a Borrowing of a different Type, and the Maturity Date.

“Interest Period” shall mean (a) as to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; provided, however, that the Borrowers may not elect any Interest Period that ends after the Maturity Date, and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.11; provided, however, that in each case of clauses (a) and (b) above, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Issue” shall mean, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” shall mean each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) is designated by Howmet and hereafter becomes an Issuer with the approval of the Administrative Agent by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and Howmet to be bound by the terms hereof applicable to Issuers.

“L/C Commitment” shall mean, with respect to each Issuer, the commitment of such Issuer to Issue Letters of Credit as set forth in this Agreement in the aggregate face amount not to exceed the amount set forth opposite such Issuer’s name on Schedule 2.01(b) or in the agreement by which such Issuer agrees to become an Issuer hereunder and to be bound by the terms hereof applicable to Issuers.

“Lenders” shall mean (a) the financial institutions or other entities listed on Schedule 2.01(a) (other than any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption or otherwise) and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, in each case that (i) has a Commitment, (ii) holds a Loan or (iii) participates in any Letter of Credit.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) a Lender or its Parent Company becomes the subject of a Bail-in Action. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any stock in such Lender or its Parent Company by any Governmental Authority.

“Letter of Credit” shall mean any letter of credit Issued pursuant to Section 2.22.

“Letter of Credit Obligations” shall mean, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.22(a)(vi).

“Letter of Credit Request” has the meaning specified in Section 2.22(c).

“Letter of Credit Sublimit” shall mean $500,000,000.

“Letter of Credit Undrawn Amounts” shall mean, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“LIBO Rate” shall have the meaning assigned to such term in the definition “Eurocurrency Rate”.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), each Letter of Credit Reimbursement Agreement, each Designation of Borrowing Subsidiary, each Subsidiary Guarantee (if any) and each certificate, agreement or document executed by Howmet or any other Borrower and delivered to the Administrative Agent or any Lender or Issuer in connection with or pursuant to any of the foregoing.

“Loans” shall mean the loans made by the Lenders pursuant to this Agreement. Each Loan shall be a Eurocurrency Rate Loan or a Base Rate Loan.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of Howmet and its Subsidiaries, taken as a whole, or a material impairment of the ability of Howmet to perform any of its obligations under this Agreement.

“Maturity Date” shall mean the earlier of (a) (i) the Initial Scheduled Maturity Date, if Howmet does not request a First Extension, (ii) with respect to any Commitment, Loan or other right or obligation of any Lender that did not consent to the First Extension or the Second Extension, the Initial Scheduled Maturity Date, (iii) with respect to any Commitment, Loan or other right or obligation hereunder of any Lender or Issuer that has consented to the First Extension, but did not consent to the Second Extension, if each of the conditions set forth in Section 2.21(b) with respect to the First Extension shall have been satisfied, the First Extended Maturity Date or (iv) with respect to any Commitment, Loan or other right or obligation hereunder of any Lender or Issuer that has consented to the Second Extension, if each of the conditions set forth in Section 2.21(b) with respect to the Second Extension shall have been satisfied, the Second Extended Maturity Date and (b) the date on which the Obligations become due and payable pursuant to Article VII.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning assigned to such term in Section 2.05(e).

“Obligations” shall mean, collectively, the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment or subrogation), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all Letters of Credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrowers under this Agreement or any other Loan Document and all obligations of the Borrowers under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any person owning, beneficially or of record, directly or indirectly, a majority of the stock of such Lender.

“Payment Recipient” has the meaning specified in Section 9.08(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean any natural person, corporation organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Borrower or any ERISA Affiliate.

“Prospective Lender” shall have the meaning assigned to such term in Section 2.20.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Ratable Portion” or “ratably” shall mean, for any Lender, the percentage obtained by dividing (i) the amount of the Commitment of such Lender by (ii) the sum of the aggregate outstanding amount of the Commitments of all Lenders (or, at any time on or after the expiry date of any Revolving Credit Period, the percentage obtained by dividing the principal amount of such Lender’s Revolving Credit Outstandings by the aggregate principal amount of all Revolving Credit Outstandings).

“Register” shall have the meaning assigned to such term in Section 2.05(b).

“Regulation U” shall mean Regulation U of the Board or any Governmental Authority succeeding to its functions, as in effect from time to time.

“Reimbursement Date” has the meaning specified in Section 2.22(h).

“Reimbursement Obligations” shall mean, as and when matured, the obligation of any Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Euros, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, collectively, (a) on and after the Closing Date and prior to the expiry date of any Revolving Credit Period, Lenders having more than fifty percent (50%) of the sum of (x) the aggregate principal amount of all Revolving Credit Outstandings and (y) the aggregate amount of the unused Commitments and (b) on and after the expiry date of any Revolving Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate principal amount of all Revolving Credit Outstandings. A Defaulting Lender shall not be included in the calculation of “Required Lenders.”

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend, distribution or any other payment (whether direct or indirect) on account of any stock or equity interests of any Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase, repurchase or other acquisition for value (direct or indirect) of any stock or equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, in each case other than (v) with respect to Existing Preferred Stock, (w) by any Subsidiary to another Subsidiary or any Borrower, (x) Restricted Payments by Howmet payable solely in the common stock or other common equity interests of Howmet, (y) payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for stock and (z) repurchase of equity interests upon the exercise of stock options if such equity interests represent a portion of the exercise price of such stock options.

“Restricted Subsidiary” shall mean any consolidated Subsidiary of Howmet which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of Howmet, is not of material importance to the business of Howmet and its Restricted Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing Howmet’s operations outside the United States or (c) principally serves as a partner in a partnership.

“Revolving Credit Outstandings” shall mean, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

“Revolving Credit Period” shall mean, with respect to each Lender and Issuer, the period from and including the Closing Date to, but excluding, the applicable Maturity Date (or in the case of any Issuance of any Letter of Credit, 5 Business Days prior to the applicable Maturity Date) or any earlier date on which the Commitments shall be terminated.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of S&P Global Inc.

“Sanctions” shall mean sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall have the meaning assigned to such term in Section 3.19(a).

“Sanctioned Person” shall have the meaning assigned to such term in Section 3.19(a).

“SEC” shall mean the Securities and Exchange Commission (or any successor agency).

“Second Extended Maturity Date” shall mean the seventh anniversary of the Closing Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Second Extension” shall have the meaning assigned to such term in Section 2.21(a).

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Standby Letter of Credit” shall mean any Letter of Credit that is not a Documentary Letter of Credit.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantee” shall mean a Subsidiary Guarantee executed by a Borrowing Subsidiary in substantially the form of Exhibit F.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A.

“Target Date” shall mean a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is operating.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings of a similar nature, and including, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, mineral severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Transferee” shall mean any transferee or assignee of any Lender, including a participation holder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Eurocurrency Rate and the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Voting Stock” with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Terms Generally; Accounting Principles. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “Lender”, “Issuer”, and “Administration Agent” include their respective successors.

(b)                Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if Howmet notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies Howmet that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, Howmet may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirements set forth in Section 5.01, (i) Howmet shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if Howmet, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and Howmet shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

(c)                For purposes of this Agreement, any obligations of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date of this Agreement shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP and shall continue to be treated as an operating lease.

SECTION 1.03. Conversion of Foreign Currencies.

(a)                Dollar Equivalents. The Administrative Agent shall determine or redetermine the Dollar Equivalent of any amount as required hereby in its own discretion or upon the request of any Lender or Issuer, and a determination or redetermination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(b)                Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

SECTION 1.04. Divisions. For all purposes under the Loan Documents (including Article VI), in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make revolving credit Loans in Dollars or Euros to Howmet and the Borrowing Subsidiaries during the Revolving Credit Period applicable to such Lender in accordance with the terms hereof; provided, however, that (i) after giving effect to any Loan, the aggregate principal amount of the outstanding Loans shall not exceed the Total Commitment, (ii) at all times the aggregate principal amount of all outstanding Loans made by each Lender shall equal its Ratable Portion of the aggregate principal amount of all outstanding Loans and (iii) at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Ratable Portion of the Available Credit. The Commitment of each Lender is set forth on Schedule 2.01(a) to this Agreement or in any applicable Assignment and Assumption or Accession Agreement. Such Commitment may be terminated or reduced from time to time pursuant to Section 2.10, Section 2.23(d) or Section 10.04(h), increased pursuant to Section 2.20 and terminated pursuant to Article VII. Within the limits set forth in this Section 2.01, the Borrowers may borrow, pay or prepay Loans and reborrow at any time during the Revolving Credit Period, subject to the terms, conditions and limitations set forth herein.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $50,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

(b)                Each Borrowing shall be comprised entirely of Eurocurrency Rate Loans or Base Rate Loans, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Eurocurrency Rate Loans in each currency (Dollars or Euros) of any Lender being made to the Borrowers and outstanding under this Agreement at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)                Each Lender shall make each Loan that is (A) a Base Rate Loan or (B) a Eurocurrency Rate Loan, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made with The Bank of New York Mellon, or such other account as such Borrower may designate in a written notice to the Administrative Agent, or, if such Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)                The occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligation to make a Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e)                Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, a Borrower shall give written notice (which writing may be electronic mail or telecopy) (a) in the case of a Base Rate Borrowing, to the Administrative Agent not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing, (b) in the case of a Eurocurrency Rate Borrowing denominated in Dollars, to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing or (c) in the case of a Eurocurrency Rate Borrowing denominated in Euro, to the Administrative Agent not later than 10:00 a.m., New York City time, four Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement, identify the applicable Borrower and specify (i) whether such Borrowing is to be denominated in Dollars or Euros; (ii) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be a Eurocurrency Rate Borrowing or a Base Rate Borrowing; (iii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iv) if such Borrowing is to be a Eurocurrency Rate Borrowing, the Interest Period with respect thereto. In the case of a Borrowing denominated in Dollars, if no election as to the Type of Borrowing is specified in any such notice, then such requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurocurrency Rate Borrowing is specified in any such notice, then the Borrower giving the notice of Borrowing shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Interest Elections. (a) Subject to the terms and conditions set forth in this Agreement, (a) at the option of the applicable Borrower, each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable Borrowing request, (b) each Borrowing denominated in Euros shall be a Eurocurrency Rate Borrowing, and (c) each Eurocurrency Rate Borrowing shall have an initial Interest Period as specified in the Borrowing request with respect to such Borrowing. Thereafter, the applicable Borrower may elect to convert a Borrowing denominated in Dollars to a different Type or to continue such Borrowing in its existing Type and, in the case of a Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. In the case of any Borrowing denominated in Dollars, the applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing (each an “Interest Election Request”).

(b)                To make an Interest Election Request, the applicable Borrower shall notify the Administrative Agent of such election in writing (which writing may be electronic mail or telecopy) by the time that a Borrowing request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)                Each Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.03:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency Rate Borrowing; and

(iv)              if the resulting Borrowing is a Eurocurrency Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing, if denominated in Dollars, shall be converted to a Base Rate Borrowing and such Borrowing, if denominated in Euros, shall be continued to a Eurocurrency Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Rate Borrowing (other than a Eurocurrency Rate Borrowing denominated in Euros, which shall be continued to a Eurocurrency Rate Borrowing with an Interest Period of one month) and (ii) unless repaid, each Eurocurrency Rate Borrowing denominated in Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto and each Eurocurrency Rate Borrowing denominated in Euros shall be continued to a Eurocurrency Rate Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of each Loan shall be payable on the applicable Maturity Date.

(b)                The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at one of its offices a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrowers to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by each Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(c)                Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.05 and Section 10.04 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(d)                The entries made in the Register and in the accounts therein maintained pursuant to clauses (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with their terms. In addition, the Borrowers, the Administrative Agent, the Lenders and the Issuers shall treat each person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(e)                Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder (each a “Note”) to Howmet or any Borrowing Subsidiary, Howmet or such Borrowing Subsidiary shall deliver such a Note, satisfactory to the Administrative Agent, payable to such Lender or its order, and, subject to Section 2.05(c), the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.

SECTION 2.06. Fees. (a) Howmet agrees to pay, or cause any other Borrower to pay, in immediately available Dollars for the account of the Lenders as set forth below in this Section 2.06, a facility fee (collectively, the “Facility Fee”) at a rate per annum equal to the Applicable Facility Fee Rate on (i) the aggregate amount of such Lender’s Commitment (whether used or unused), for the period from and including the Closing Date to but excluding the earlier of the date such Commitment is terminated and the applicable Maturity Date and (ii) after the termination of such Commitment, on the aggregate amount of such Lender’s outstanding Revolving Credit Outstandings. Accrued Facility Fees shall be payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date, for the account of each Lender, (B) on the Initial Scheduled Maturity Date, (x) if Howmet shall not have requested a First Extension, for the account of each Lender or (y)  if Howmet shall have requested a First Extension, for the account of each Lender that shall not have consented to such First Extension, (C) the First Extended Maturity Date, (x) if Howmet shall not have requested a Second Extension, for the account of each Lender, or (y) if Howmet shall have requested a Second Extension, for the account of each Lender that shall not have consented to such Second Extension, (D) the Second Extended Maturity Date, if applicable, for the account of each Lender and (E) the date on which the Commitments shall be terminated in whole (or, in the case of Letters of Credit, fully cash collateralized in accordance with the last paragraph of Article VII), for the account of each Lender; provided, however, that if any Revolving Credit Outstandings shall be outstanding after the date on which the Commitments have been terminated in whole, then such Facility Fee shall be payable on demand. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                Letter of Credit Fees. Howmet agrees to pay, or cause any other Borrower to pay, the following amounts with respect to Letters of Credit issued by any Issuer:

(i)                 to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears on (A) the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, (B) the Initial Scheduled Maturity Date, (C) the First Extended Maturity Date, if applicable, (D) the Second Extended Maturity Date, if applicable, and (E) the Maturity Date;

(ii)               to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Loans that are Eurocurrency Rate Loans on the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears on (A) the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, (B) the Initial Scheduled Maturity Date, (C) the First Extended Maturity Date, if applicable, (D) the Second Extended Maturity Date, if applicable, and (E) the Maturity Date; and

(iii)             to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(iv)              All fees payable under this Section 2.06(b) shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)                Howmet agrees to pay, or cause any other Borrower to pay, to the Administrative Agent and the Arrangers, for their respective accounts, the fees payable in the amounts and at the times separately agreed upon among Howmet, such Borrowers, the Administrative Agent and the Arrangers.

(d)                All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the fees shall not be refundable except in the case of an error which results in the payment of fees in excess of those due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to Howmet.

(e)                Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees relating to such Defaulting Lender’s unused Commitments accruing during such period pursuant to clauses (a) and (b) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Ratable Portion of the Letter of Credit Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.23(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, (ii) to the extent that all or any portion of such Letter of Credit Obligations cannot be so reallocated or is not cash collateralized pursuant to Section 2.23(b), such fees will instead accrue for the benefit of and be payable to the relevant Issuer and the pro rata payment provisions of Section 2.15 will automatically be deemed adjusted to reflect the provisions of this Section 2.06(e)), and (iii) in no event shall the Borrowers be required to pay any Facility Fee that otherwise would have been required to have been paid to any Lender during such period such Lender is a Defaulting Lender.

SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each Base Rate Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Base Rate is determined by reference to clause (a) of the definition of Base Rate and over a year of 360 days at all other times) at a rate per annum equal to the Base Rate from time to time in effect during the Interest Period for such Borrowing plus the Applicable Margin.

(b)                Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each Eurocurrency Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable Eurocurrency Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)                On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month tenor settings for the LIBO Rate. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)                 Replacing LIBO Rate. On the earlier of (1) the date that all Available Tenors of the LIBO Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (2) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)               If the LIBO Rate has been replaced by a Benchmark Replacement pursuant to clause (d)(i) of this Section 2.07(d) and (I) the applicable Benchmark Replacement on the effectiveness of such replacement was a Benchmark Replacement other than the Benchmark Replacement provided for in clause (1)(a) of the definition of Benchmark Replacement, (II) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR for amounts denominated in Dollars and Howmet requests that the Administrative Agent review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (III) following such request from Howmet, the Administrative Agent determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Administrative Agent, then the Administrative Agent may (in its sole discretion) provide Howmet and Lenders with written notice that from and after a date identified in such notice the rate determined in accordance with clause (1)(a) of the definition of “Benchmark Replacement” shall replace the then current Benchmark for all purposes hereunder; provided, however, that such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Loan Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 2.07(d) shall apply with respect to such election of the Administrative Agent as completely as if such forward-looking term rate was initially determined in accordance with clause (1)(a) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (iii) and (vi) of this Section 2.07(d).

(iii)             Replacing Other and Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative and will not be restored, (a) with respect to amounts denominated in Dollars, the applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until Howmet’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (b) with respect to amounts denominated in any currency other than Dollars, the obligation of the Lenders to make or maintain Advances referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected amounts or Interest Periods (as applicable)) and any outstanding Advances in such currency shall immediately or, in the case of a term rate at the end of the applicable Interest Period, be prepaid in full. During the period referenced in the foregoing sentence, if a component of the Base Rate is based upon the Benchmark, such component will not be used in any determination of the Base Rate.

(iv)              Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)                Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Howmet and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.07(d) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.07(d).

(vi)              Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (a) if any then-current Benchmark is a term rate (including Term SOFR, the LIBO Rate or EURIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (b) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vii)            Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to the Eurocurrency Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the Eurocurrency Rate or any other Benchmark or have the same volume or liquidity as did the Eurocurrency Rate or any other Benchmark, (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.07(d) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (v) above or otherwise in accordance herewith, other than, in the case of this clause (c), any such responsibility or liability resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment and (d) the effect of any of the foregoing provisions of this Section 2.07(d).

SECTION 2.08. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to Base Rate Borrowings plus 2% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Rate Loan, the Administrative Agent shall have determined in good faith that Dollar or Euro deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise Dollars or Euros, as applicable, to fund Loans of the requested Type, or that the rates at which such Dollar or Euro, as applicable, deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurocurrency Rate, then the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the relevant Borrower and the Lenders. In the event of any such determination, any request made by a Borrower after the date of such notice for a Eurocurrency Rate Borrowing pursuant to Section 2.03 or 2.04 shall, until the Administrative Agent shall have advised Howmet and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitment of each Lender and the L/C Commitment of each Issuer shall terminate on the applicable Maturity Date.

(b)                Upon at least ten (10) Business Days’ prior irrevocable, written or telecopy notice (which notice may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) to the Administrative Agent, Howmet may at any time during the Revolving Credit Period in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of the Dollar Equivalent of $5,000,000 and in a minimum principal amount of the Dollar Equivalent of $50,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the Revolving Credit Outstandings (after giving effect to any simultaneous prepayment pursuant to Section 2.11).

(c)                Except for terminations of Commitment pursuant to Section 2.23(d) and Section 10.04(h), each reduction in Commitments hereunder shall be made ratably among the Lenders in accordance with each such Lender’s Ratable Portion of the Total Commitment. Howmet shall pay, or cause any other Borrower to pay, to the Administrative Agent for the account of the applicable Lenders, on the date of each such termination or reduction pursuant to this Section 2.10, the Facility Fee on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.11. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of the Dollar Equivalent of $5,000,000 and not less than the Dollar Equivalent of $50,000,000.

(b)                On the date of any termination or reduction of any Commitment pursuant to Section 2.10 and on each Extended Maturity Effective date, the Borrowers shall pay or prepay so much of the Loans (or cash collateralize Letters of Credit in accordance with the last paragraph of Article VII), as shall be necessary in order that, after giving effect to such reduction, termination or extension, the aggregate principal amount of the Revolving Credit Outstandings shall not exceed the Total Commitment.

(c)                Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable (but may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) and shall commit the applicable Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(d)                If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Commitments at such time, the Borrowers shall forthwith prepay the Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in accordance with the last paragraph of Article VII in an amount equal to 105% of such excess.

SECTION 2.12. Reserve Requirements; Change in Circumstances. (a)   Notwithstanding any other provision herein other than Section 2.14(c) and with respect to Taxes (which shall be governed solely and exclusively by Section 2.18), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender that makes a Eurocurrency Rate Loan or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise Dollars or Euros, as applicable, to fund Loans of the requested Type any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any Eurocurrency Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), by an amount reasonably determined by such Lender to be material, then Howmet will pay or cause the other Borrowers to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) in similar circumstances.

(b)                If any Lender reasonably determines that the introduction of any law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital of such Lender or any Parent Company of such Lender by an amount reasonably determined by such Lender or such Parent Company as a consequence of such Lender’s obligations hereunder (taking into consideration such Lender’s policies and the policies of such Parent Company with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), Howmet shall pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Parent Company for such reduction; provided, that (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such change in or in the interpretation in any law regarding capital requirements and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by Howmet or the other Borrowers, as the case may be, under any other provision of this Agreement; provided, further that, this Section 2.12 shall be deemed to apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c)                A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to Howmet and shall be conclusive absent manifest error; provided, that such certificate states that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrowers hereunder. Howmet shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

(d)                Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Howmet that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions; provided that if the applicable change or introduction with respect to the relevant law or regulation giving rise to such costs or reductions is retroactive, then the 60 day period referred to above shall be extended to include the period of retroactive effect thereof. In the event a Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify such Borrower and shall pay to such Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

SECTION 2.13. Change in Legality. (a) Notwithstanding any other provision herein other than Section 2.14(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Rate Loan, then, by written or telecopy notice to Howmet and the Administrative Agent, such Lender may:

(i)                 declare that Eurocurrency Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a Eurocurrency Rate Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii)               require that all outstanding Eurocurrency Rate Loans made by it be converted to Base Rate Loans, in which event all such Eurocurrency Rate Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Rate Loans that would have been made by such Lender or the converted Eurocurrency Rate Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Rate Loans.

(b)                For purposes of this Section 2.13, a notice by any Lender shall be effective as to each Eurocurrency Rate Loan, if lawful, on the last day of the Interest Period applicable to such Eurocurrency Rate Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.14. Indemnity. Howmet shall indemnify or cause the other Borrowers to indemnify each Lender against any loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by a Borrower to borrow any Eurocurrency Rate Loan hereunder after irrevocable notice of such Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a Eurocurrency Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any Eurocurrency Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), (e) the occurrence of any Event of Default or (f) the assignment of a Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as the result of a request by a Borrower pursuant to Section 2.19, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the Eurocurrency Rate Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to Howmet and shall be conclusive absent manifest error.

SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13 or as provided under Section 2.06(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fee and each conversion or continuation of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Schedule 2.01(a), to the next higher or lower whole of the Dollar Equivalent amount. All payments of fees (other than the Facility Fee) and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or any Letter of Credit Obligation as a result of which the unpaid principal portion of its Revolving Credit Outstandings shall be proportionately less than the unpaid principal portion of the Revolving Credit Outstandings of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Outstandings of such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Outstandings and participations in Revolving Credit Outstandings held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Outstandings then outstanding as the principal amount of its Revolving Credit Outstandings prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Credit Outstandings outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this paragraph shall not apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by any lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Outstandings to any permitted assignee or participation or (z) the application of cash collateral provided for in Section 2.23 or the last paragraph of Article VII. Howmet and each other Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in any of the Revolving Credit Outstandings deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Howmet or such other Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan or otherwise extended credit directly to Howmet or such Borrower in the amount of such participation.

SECTION 2.17. Payments. (a) Each payment or prepayment by any Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its offices at One Penns Way, Building OPS II, Floor 2, New Castle, Delaware, 19720, in immediately available funds.

(b)                Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, except as provided in the definition of Interest Period, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c)                Each payment by any Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit.

SECTION 2.18. Taxes. (a) Any and all payments by or on behalf of a Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes. If any Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lenders or the Issuers (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender or Issuer (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this Section 2.18 than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of Howmet.

(b)                In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (herein referred to as “Other Taxes”).

(c)                Each Borrower will indemnify each Lender and each Issuer (or Transferee) and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18(c)) paid by such Lender or Issuer (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days after the date any Lender or Issuer (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.

(d)                Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender or Issuer (or Transferee) or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to the Administrative Agent).

(e)                Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f)                 Each Lender and each Issuer (or Transferee) represents to Howmet that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from Howmet or any Borrowing Subsidiary without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

(g)                Each Lender and each Issuer (or Transferee), other than a Transferee described in the exception in Section 2.18(f), that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Howmet and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Lender or Issuer (or Transferee) establishing that payment made to such Lender or Issuer (or Transferee) is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender or Issuer (or Transferee) of a trade or business in the United States, (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Lender or Issuer (or Transferee) shall also deliver a certificate to the effect that such Lender or Issuer is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from Howmet or the Administrative Agent or within 30 days of any certificate or statement of exemption previously provided becoming incorrect. Unless Howmet and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding tax, Howmet or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(h)                Each Lender and each Issuer (or Transferee) that is a “United States person,” shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Howmet and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Lender or Issuer (or Transferee) establishing that payment made to such Lender or Issuer (or Transferee) is not subject to United States Federal backup withholding tax under the Code. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Howmet or the Administrative Agent. Unless Howmet and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding tax, Howmet or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(i)                 Each Lender or Issuer (or Transferee) that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Howmet and the Administrative Agent such certificates, documents or other evidence, as required by law, or as may reasonably be requested by Howmet, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Howmet or the Administrative Agent.

(j)                 None of the Borrowers shall be required to pay any additional amounts to any Lender or Issuer (or Transferee) in respect of any withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Issuer (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g), (h) or (i) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender or Issuer (or Transferee) became a party to this Agreement.

(k)                Any Lender or Issuer (or Transferee) claiming any additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Borrowers, file any certificate or document reasonably requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender or Issuer (or Transferee), be otherwise disadvantageous to such Lender or Issuer (or Transferee).

(l)                 If any Lender or Issuer (or Transferee) or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly repay such refund to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Lender or Issuer (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender or Issuer (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or Issuer (or Transferee) or the Administrative Agent in the event such Lender or Issuer (or Transferee) or the Administrative Agent is required to repay such refund. Nothing in this Section 2.18 shall obligate any Lender or Issuer (or Transferee) or the Administrative Agent to apply for any such refund.

(m)              Nothing contained in this Section 2.18 shall require any Lender or Issuer (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes which it deems to be confidential).

(n)                No Borrower shall be required to reimburse any Lender or Issuer (or Transferee) or the Administrative Agent with respect to any Indemnified Taxes or Other Taxes unless such Lender, Issuer, Transferee or the Administrative Agent notifies such Borrower of the amount of such Indemnified Taxes or Other Taxes on or before the second anniversary of the date such Lender, Issuer, Transferee or the Administrative Agent pays such Indemnified Taxes or Other Taxes.

SECTION 2.19. Assignment of Loans and Commitments Under Certain Circumstances. In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, (ii) a Borrower shall be required to make additional payments to any Lender under Section 2.18 or (iii) any Lender becomes a Defaulting Lender, Howmet shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Howmet or the assignee, as the case may be, shall pay (or, in the case of Howmet, cause another Borrower to pay) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.20. Increase in Commitments. Howmet may from time to time, by written notice to the Administrative Agent, executed by Howmet and one or more financial institutions (any such financial institution referred to in this Section being called a “Prospective Lender”), which may include any Lender, cause the Commitments of the Prospective Lenders to be increased (or cause Commitments to be extended by the Prospective Lenders, as the case may be) in an amount for each Prospective Lender set forth in such notice; provided, however, that (i) the amount of any such increase in the Commitments shall be no less than $25,000,000, (ii) the sum of the aggregate amount of increases in Commitments under this Section 2.20, during the term of this Agreement, shall not exceed $500,000,000, (iii) each Prospective Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Prospective Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement. Increases in Commitments and new Commitments created pursuant to this Section shall become effective (A) in the case of Prospective Lenders already parties hereto, on the date specified in the notice delivered pursuant to this Section and (B) in the case of Prospective Lenders not already parties hereunder, on the effective date of the Accession Agreement. Upon the effectiveness of any Accession Agreement to which any Prospective Lender is a party, (i) such Prospective Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01(a) shall be deemed to have been amended to reflect the Commitment of the additional Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereunder, Schedule 2.01(a) shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (i) the Administrative Agent shall have received (A) a written opinion reasonably satisfactory to the Administrative Agent and the Lenders of Delaware counsel, as Counsel of Howmet, addressed to the Administrative Agent and the Lenders and (B) documents consistent with those delivered under paragraph (a) of Section 4.04 as to the corporate power and authority of Howmet to borrow hereunder after giving effect to such increase and (ii) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Howmet. Following any increase of a Lender’s Commitment or any extension of a new Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Section 2.01; provided that notwithstanding anything to the contrary in this Agreement, the conditions to borrowing set forth in Section 4.02 shall not apply to such new Loans to the extent they are in a principal amount not greater than that of the Loans being refinanced. Notwithstanding anything to the contrary in this Agreement, no Lender shall be required to be a Prospective Lender.

SECTION 2.21. Extensions of Initial Scheduled Maturity Date. (a) Howmet may, by written notice to the Administrative Agent (each an “Extension Request”) given on any date no later than forty-five (45) days prior to each one year anniversary of the Closing Date, requesting that the Initial Scheduled Maturity Date be extended (i) to the First Extended Maturity Date (the “First Extension”) or, (ii) to the extent the Initial Scheduled Maturity Date shall have been extended to the First Extended Maturity Date, to the Second Extended Maturity date (the “Second Extension”); provided, however, that Howmet may only give two such Extension Requests during the terms of this Agreement. The Administrative Agent shall promptly advise the Lenders and the Issuers of any Extension Request given pursuant to this Section 2.21.

(b)                The Initial Scheduled Maturity Date shall be extended (i) with respect to the Commitment, Loans and the other rights and obligations of the Lenders or Issuers that, each acting in its sole discretion, have consented to the First Extension, to the First Extended Maturity Date and (ii) with respect to the Commitment, Loans and the other rights and obligations of the Lenders or Issuers that, each acting in its sole discretion, have consented to the Second Extension, to the Second Extended Maturity Date, in each case of (i) and (ii) above, if (A) the Administrative Agent shall have received the written consent of the Required Lenders to the applicable Extension Request prior to the one year anniversary of the Closing Date occurring immediately after the date on which the applicable Extension Request has been given (each such date, an “Extended Maturity Effective Date”); (B) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the applicable Extended Maturity Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (C) each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and on the applicable Extended Maturity Effective Date and immediately after the Initial Scheduled Maturity Date has been extended as requested in the applicable Extension Request, no Event of Default or Default shall have occurred and be continuing; and (D) the Administrative Agent shall have received (x) the relevant Extension Request and (y) a certificate dated the applicable Extended Maturity Effective Date confirming the satisfaction of the condition set forth in clause (B) above and that as of such Extended Maturity Effective Date, no Event of Default or Default has occurred and is continuing. In no event shall the Initial Scheduled Maturity Date or the First Extended Maturity Date, as applicable, be extended with respect to the Commitments, Loans or any other right or obligations hereunder of any Lender or Issuer without the prior written consent of such Lender or Issuer to such extension.

(c)                In the event that any Lender or any Issuer shall not have consented to an Extension Request, Howmet shall have the right, at its own expense, upon notice to such Lender or Issuer and the Administrative Agent, to require such Lender or Issuer to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity (provided, in the case of a replacement of an Issuer, that such financial institution or other entity complies with the definition of Issuer hereunder) that has informed the Administrative Agent of its consent to such Extension Request in writing prior to the applicable Extended Maturity Effective Date, which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Howmet or the assignee, as the case may be, shall pay (or, in the case of Howmet, cause another Borrower to pay) to the affected Lender or Issuer in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made or Letter of Credit Issued by such affected Lender or Issuer, as applicable, and all other amounts accrued for such affected Lender’s or Issuer’s account or owed to it hereunder.

SECTION 2.22. Letters of Credit. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer, in its sole discretion, may elect to Issue at the request of any Borrower and for the account of such Borrower one or more Letters of Credit from time to time on any Business Day during the Revolving Credit Period; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)                 any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any requirement of law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii)               such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)             after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Commitments in effect at such time;

(iv)              after giving effect to the Issuance of such Letter of Credit, (A) the sum of (i) the Dollar Equivalents of the aggregate undrawn face amount of all Letters of Credit Issued by such Issuer outstanding at such time and (ii) the Dollar Equivalent of the Reimbursement Obligations owed to such Issuer at such time exceeds such Issuer’s L/C Commitment or (B) the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v)                such Letter of Credit is requested to be denominated in any currency other than Dollars or Euros; or

(vi)              (A)       any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)                In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five Business Days prior to the Initial Scheduled Maturity Date (or, (A) with respect to any Letter of Credit Issued by any Issuer that has consented to the First Extension, if each of the conditions set forth in Section 2.21(b) with respect to the First Extension shall have been satisfied, the First Extended Maturity Date or (B) with respect to any Letter of Credit Issued by any Issuer that has consented to the Second Extension, if each of the conditions set forth in Section 2.21(b) with respect to the Second Extension shall have been satisfied, the Second Extended Maturity Date); provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the applicable Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) such Borrower shall not permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.

(c)                In connection with the Issuance of each Letter of Credit, the applicable Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested (whose Dollar Equivalent shall not be less than $1,000,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)                Subject to the satisfaction of the conditions set forth in this Section 2.22, the relevant Issuer, in its sole discretion, may elect to Issue, on the requested date a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender or the Administrative Agent that one or more of the conditions precedent contained in Section 4.02 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)                Each Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder for the account of such Borrower. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)                 Each Issuer shall comply with the following:

(i)                 give the Administrative Agent written notice (which writing may be a telecopy or electronic mail) of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by any Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii)               upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and

(iii)             no later than 10 Business Days following the last day of each calendar quarter, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and Howmet separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each quarter and any information requested by the Borrowers or the Administrative Agent relating thereto.

(g)                Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Commitments, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)                Howmet and each other Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrowers is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under clause (g) or clause (h) of Article VII and notwithstanding whether or not the conditions precedent set forth in Section 4.02 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Loan to the applicable Borrower in the principal amount of such payment. Whenever any Issuer receives from any Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i)                 If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j)                 Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)                 any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)               any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)             the existence of any claim, set-off, defense or other right that Howmet, any other Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)              any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)              any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of Howmet’s or any other Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrowers or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

SECTION 2.23. Defaulting Lender.

(a)                Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Obligations:

(i)                 the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim each Borrower, the Administrative Agent, the Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)               to the extent that any portion (the “unreallocated portion”) of the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the applicable Borrower will, not later than 10 Business Days after demand by the Administrative Agent (at the direction of the Issuer), (A) deposit in a cash collateral account maintained with the Administrative Agent an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Obligations or (B) make other arrangements satisfactory to the Administrative Agent, and to the Issuer, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)             any amount paid by any Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.10) the termination of the Commitments and payment in full of all Obligations of each Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuer under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and Reimbursement Obligations then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all Obligations of each Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)                Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuer may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.23(a)), by notice to Howmet and each other Borrower and such Defaulting Lender through the Administrative Agent, require any Borrower (i) to deposit in a cash collateral account maintained by the Administrative Agent an amount at least equal to 105% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or (ii) to make other arrangements satisfactory to the Administrative Agent, and to the Issuer, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c)                Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer is hereby authorized by any Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to Section 2.03 in such amounts and at the rate of interest applicable during such period to Loans that are Base Rate Loans and in such times as may be required to (i) pay matured Reimbursement Obligations and/or (ii) deposit in a cash collateral account maintained by the Administrative Agent the obligations of such Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(d)                Termination of Defaulting Lender Commitments. Howmet may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided, that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Issuer or any Lender may have against such Defaulting Lender.

(e)                Cure. If any Borrower, the Administrative Agent and the Issuer agree in writing in their discretion that a Lender is no longer a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.23(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Ratable Portion to be on a pro rata basis in accordance with its Commitment, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders, the Issuers and the Administrative Agent with respect to itself as follows (except that the Borrowing Subsidiaries make no representations or warranties under Section 3.06 or 3.09):

SECTION 3.01. Organization. Such Borrower is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation (or other entity, as applicable) and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. Such Borrower has power and authority, corporate or otherwise, to execute, deliver and carry out the provisions of this Agreement and each other Loan Document to which it is a party, or to become a party to this Agreement in accordance with the terms hereof and the terms of each other Loan Document, to borrow hereunder and to perform its obligations hereunder, under each other Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings, corporate or otherwise, on its part.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which such Borrower is a party has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority (other than filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) is necessary in connection with such Borrower’s execution and delivery of this Agreement and each other Loan Document to which such Borrower is a party, the consummation by any Borrower of the transactions contemplated hereby or thereby or such Borrower’s performance of or compliance with the terms and conditions hereof or thereof.

SECTION 3.05. No Conflict. None of the execution and delivery by such Borrower of this Agreement and each other Loan Document to which such Borrower is a party, the consummation by such Borrower of the transactions contemplated hereby and thereby or performance by such Borrower of or compliance by such Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or Memorandum and Articles of Association or by-laws (or equivalent organizational or governing documents), as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which such Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of such Borrower.

SECTION 3.06. Financial Statements. In the case of Howmet, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2020, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2020, all audited by PricewaterhouseCoopers LLP, and Howmet’s unaudited consolidated balance sheets as at March 31, 2021 and June 30, 2021 and the related unaudited consolidated statements of income and shareholders’ equity and cash flows for the three months then ended. Such financial statements (including the notes thereto) present fairly the financial condition of Howmet and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended (subject, in the case of said balance sheets as at March 31, 2021 and June 30, 2021, respectively, and said statements of income, shareholders equity and cash flows for the three months then ended, to the absence of footnote disclosure and normal year-end audit adjustments), all in conformity with GAAP.

SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. Such Borrower is not in violation of (i) any term of its charter or constitution or by-laws (or the equivalent organizational or governing documents), as applicable, or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against Howmet or any or its Subsidiaries, which in the opinion of Howmet’s counsel is likely to result in a Material Adverse Effect.

SECTION 3.09. No Material Adverse Change. Since December 31, 2020, there has been no material adverse change in the business, assets, operations or financial condition of itself and its Subsidiaries, taken as a whole, except, in the case of Howmet and the Borrowing Subsidiaries, as disclosed in the Exchange Act Reports on or prior to the Closing Date.

SECTION 3.10. Employee Benefit Plans.

(a)                U.S. Plans. Each Plan is in compliance with all requirements of ERISA and the regulations and published interpretations thereunder except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which any Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of such Borrower to the PBGC in an aggregate amount in excess of $50,000,000. Neither such Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither such Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of any Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

(b)                Foreign Plans. Each Foreign Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrowers, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Borrowers, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against any of the Borrowers or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Title to Properties; Possession Under Leases. (a) Such Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b)                Such Borrower and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Such Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

SECTION 3.12. Investment Company Act. None of Howmet or any Borrowing Subsidiary is an “investment company” as defined in, or is required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.13. Tax Returns. Such Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state, local and foreign tax returns required to have been filed by it in all jurisdictions in which such tax returns are required to be filed and all such tax returns are true, complete and correct in all material respects. Each Borrower and its Subsidiaries has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable financial statements in accordance with GAAP.

SECTION 3.14. Compliance with Laws and Agreements. (a) Neither such Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(b)                Neither such Borrower nor any of its Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. Except for information not prepared by or on behalf of Howmet and expressly disclaimed thereby, no information, report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

SECTION 3.16. Use of Proceeds; Federal Reserve Regulations. The proceeds of any Loan and any Letter of Credit will be used (a) to refinance indebtedness (if any) under the Existing Credit Agreement and (b) to provide working capital or for other general corporate purposes. No part of the proceeds of any Loan to such Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of Regulations U and X.

SECTION 3.17. No Trusts. Such Borrower is not entering into this Agreement in its capacity as trustee of any trust.

SECTION 3.18. FCPA. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.19. Sanctions. (a) Neither the Borrower nor any of its Subsidiaries, nor any of the directors or officers of the Borrower or any of its Subsidiaries, nor, to the Borrower’s knowledge, any of the employees, agents or controlled affiliates of the Borrower or any of its Subsidiaries, is a person that is, or, in the case of the Borrower or its Subsidiaries, is majority-owned or controlled by one or more persons that are (A) the subject of any Sanctions (a “Sanctioned Person”) or (B) located, organized or resident in a country or territory (including, without limitation, as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory (a “Sanctioned Country”).

(b)                No part of the proceeds of a Loan or any Letter of Credit will be used by the Borrower or any of its Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, (A) to fund or facilitate activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Person or Sanctioned Country or (B) in any other manner, in each case as would result in a violation of Sanctions by any person.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS, LENDING, LETTERS OF CREDIT
AND DESIGNATION OF BORROWING SUBSIDIARIES

The obligations of the Lenders to make Loans to any Borrower hereunder and the obligation of each Issuer to Issue Letters of Credit hereunder are subject to the satisfaction of the conditions set forth in Sections 4.02 and 4.03 below (and, in the case of Loans to, or Letters of Credit for the account of, any Borrowing Subsidiary, the satisfaction, as to such Borrowing Subsidiary, of the conditions set forth in Section 4.04 below) and the occurrence of the Closing Date:

SECTION 4.01. Closing Date. On the Closing Date:

(a)                The Administrative Agent shall have received a written opinion reasonably satisfactory to the Administrative Agent and the Lenders of (i) Cleary Gottlieb Steen & Hamilton LLP, as counsel to Howmet, (ii) K&L Gates LLP, as counsel to Howmet and (iii) Richards, Layton & Finger, P.A., as Delaware counsel to Howmet, in each case dated as of the Closing Date and addressed to the Administrative Agent and the Lenders.

(b)                All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Lenders and to counsel for the Administrative Agent.

(c)                The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by Howmet and each Lender, (ii) a copy, including all amendments thereto, of the charter of Howmet, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation and a certificate as to the good standing of Howmet as of a recent date, from such Secretary of State or other official; (iii) a certificate of the Secretary or Assistant Secretary of Howmet dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Howmet as in effect on the Closing Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Howmet authorizing the execution, delivery and performance of this Agreement and the borrowings by Howmet hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Howmet has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of Howmet; (iv) a certificate of another officer of Howmet as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other documents as the Lenders or counsel for the Administrative Agent may reasonably request.

(d)                The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality, which shall be correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(e)                The Administrative Agent shall have received certificates dated the Closing Date and signed by a Financial Officer of Howmet confirming the satisfaction of the condition precedent set forth in paragraph (d) of this Section 4.01 and that as of the Closing Date, no Event of Default or Default has occurred and is continuing.

(f)                 The Administrative Agent shall have received all fees, including Facility Fees (as defined in the Existing Credit Agreement) accrued throughout the Closing Date under the Existing Credit Agreement, and other amounts due and payable on or prior to the Closing Date.

(g)                The Administrative Agent shall have received certificates of a Responsible Officer of Howmet, each dated the Closing Date and stating that (i) except as disclosed in the Exchange Act Reports or otherwise disclosed in such certificate, Howmet and each of its Subsidiaries have complied in all respects with all Federal, state, local and foreign statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except to the extent any such failure so to comply would not, alone or together with any other such failure, be reasonably likely to result in a Material Adverse Effect; (ii) neither Howmet nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure would be reasonably likely to result in a Material Adverse Effect; and (iii) the plants of Howmet and its Subsidiaries do not manage any hazardous wastes, toxic pollutants or substances similarly denominated in violation of any applicable law or regulations promulgated pursuant thereto including, for operations within the United States, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, where such violation would be reasonably likely to result, individually or together with any such other violations, in a Material Adverse Effect.

SECTION 4.02. All Borrowings and Issuances of Letters of Credit. On the date of each Borrowing and each Issuance of a Letter of Credit:

(a)                Such Borrower shall have provided the notice as required by Section 2.03, and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request.

(b)                The representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Sections 3.08, 3.09 and 3.10) shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality, which shall be correct in all respects) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                Each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

(d)                In the case of any Borrowing which would cause the aggregate principal amount of outstanding Loans under this Agreement, and any other “Facilities” (as defined in the resolutions duly adopted by the Board of Directors of Howmet on January 19, 2018) to exceed $10,000,000,000, such Borrowing shall have been duly authorized by Howmet and the Administrative Agent shall have received a true and complete copy of resolutions duly adopted by the Board of Directors of Howmet authorizing such Borrowing.

(e)                There shall have been paid to the Administrative Agent, for the account of the Lenders, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before such Borrowing.

Each Borrowing by any Borrower, and each submission by any Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by such Borrower and, in the case of a Borrowing Subsidiary, Howmet on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02. Notwithstanding any contrary provision hereof, a conversion of a Borrowing to a different Type or a continuation of a Borrowing in its existing Type shall not be considered a new Borrowing.

SECTION 4.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer will not be required to Issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless the Administrative Agent and the Issuer are satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by a sufficient amount deposited in a cash collateral account maintained by the Administrative Agent or a combination thereof satisfactory to the Administrative Agent and the Issuer.

SECTION 4.04. Designation of Borrowing Subsidiaries. On each Designation Date:

(a)                The Administrative Agent shall have received (i) a copy of the charter or equivalent organizational document including all amendments thereto, of each applicable Borrowing Subsidiary, certified as of a recent date by the Secretary of State or the appropriate foreign governmental official of the state or country of its organization, and a certificate as to the good standing, if available, of such Borrowing Subsidiary as of a recent date from such Secretary of State or appropriate foreign governmental official, or such other evidence of status reasonably satisfactory to the Administrative Agent under such Borrowing Subsidiary’s jurisdiction of organization, as applicable; (ii) a certificate of the Secretary or Assistant Secretary of such Borrowing Subsidiary dated the Designation Date and certifying (A) that attached thereto is a true and completed copy of the by-laws, or equivalent governing document, of such Borrowing Subsidiary as in effect on the Designation Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, or equivalent governing body or person, of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter, or equivalent organizational document, of such Borrowing Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing or other evidence of status furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing or any other document delivered in connection herewith on behalf of such Borrowing Subsidiary; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(b)                The Administrative Agent shall have received a Designation of Borrowing Subsidiary of each applicable Borrowing Subsidiary as provided in Section 10.04(f).

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements, Reports, etc. Howmet shall furnish to the Administrative Agent the following, and the Administrative Agent shall make a copy thereof available to each Lender:

(a)                Within 90 days after the end of each fiscal year its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP;

(b)                Within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the SEC;

(c)                No later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.03;

(d)                Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the SEC or any Governmental Authority succeeding to any of or all the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e)                Promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by Howmet to the Administrative Agent providing notice of such availability); provided that Howmet shall deliver paper copies of such information to the Administrative Agent for delivery to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 (other than the information that pursuant to the immediately preceding sentence is deemed to have been delivered if it is made available on the website of the SEC) shall be delivered by electronic communications pursuant to the procedures set forth in Section 9.03.

SECTION 5.02. Pari Passu Ranking. Each Borrower shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of such Borrower except to the extent any such Indebtedness may be preferred by law.

SECTION 5.03. Maintenance of Properties. Each Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of such Borrower are necessary and in the interests of such Borrower; provided, however, that nothing in this Section 5.03 shall prevent such Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, (i) in the judgment of such Borrower, such sale, abandonment, disposition or discontinuance is advisable and (ii) in the case of a sale or other disposition, is a transaction permitted under Section 6.02.

SECTION 5.04. Obligations and Taxes. Each Borrower shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all (i) material taxes upon or against it, or against its properties, and (ii) all claims which could reasonably be expected, if unpaid, to become a Lien upon its property (other than a Lien permitted under Section 6.01), in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained on the applicable financial statements in accordance with GAAP.

SECTION 5.05. Insurance. Each Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of any Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

SECTION 5.06. Existence; Businesses and Properties. (a) Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, except as otherwise expressly permitted under Section 6.02.

(b)                Each Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.

SECTION 5.07. Compliance with Laws. (a) Each Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

(b)                Each Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of such Borrower to the PBGC in an aggregate amount exceeding $50,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice such Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $50,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $50,000,000 in the contributions required to be made to the relevant Plan or Plans.

SECTION 5.08. Default Notices. Each Borrower shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

SECTION 5.09. Borrowing Subsidiaries. Howmet shall cause each Borrowing Subsidiary at all times to be a wholly-owned Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that, so long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing, such Borrower will not:

SECTION 6.01. Liens. (a) Create or incur, or permit any Restricted Subsidiary to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:

(i)                 Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii)               Liens existing on any property or asset at or prior to the acquisition thereof by such Borrower or a Restricted Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to such Borrower or Restricted Subsidiary of improvements thereto;

(iii)             Liens securing Indebtedness of a Restricted Subsidiary owing to Howmet or to another Restricted Subsidiary;

(iv)              Liens existing on the Closing Date, and set forth on Schedule 6.01(a);

(v)                Liens on property of a person existing at the time such person is merged into or consolidated with Howmet or a Restricted Subsidiary or at the time such person becomes a Subsidiary of Howmet through the direct or indirect acquisition of capital stock of such person by Howmet or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Howmet or a Restricted Subsidiary;

(vi)              Liens on any property owned by Howmet or any Restricted Subsidiary, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(vii)            Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the applicable financial statements in accordance with GAAP; and

(viii)          any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

(b)                Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, each Borrower and any Restricted Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate outstanding amount which does not at the time exceed (x) during the Covenant Relief Period, $100,000,000 or (y) at any time other than during the Covenant Relief Period, 10% of the Consolidated Net Tangible Assets of Howmet and its consolidated Subsidiaries at such time.

SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if such Borrower is not the surviving corporation or if such Borrower sells, leases or transfers all or substantially all of its property and assets, Howmet or the surviving corporation or the person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to such Borrower hereunder, and (c)(i) in the case of Howmet, immediately after such transaction, individuals who were directors of Howmet during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets and (ii) in the case of a Borrowing Subsidiary, (A) the surviving corporation or the person purchasing or being leased the assets is Howmet or a wholly-owned Subsidiary of Howmet and (B) if the surviving corporation or such person is not Howmet, Howmet agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.

SECTION 6.03. Consolidated Net Leverage Ratio. Howmet shall not permit the ratio of Consolidated Net Debt to Consolidated EBITDA as of the end of each fiscal quarter for the period of the four fiscal quarters of Howmet most recently ended, to be greater than 3.50 to 1.00; provided, however, that notwithstanding the foregoing, during the Covenant Relief Period, Howmet shall not permit the ratio of Consolidated Net Debt to Consolidated EBITDA as of the end of each fiscal quarter for the period of the four fiscal quarters then ended of Howmet set forth below, to exceed the applicable level set forth below opposite such period under the heading “Consolidated Net Debt to Consolidated EBITDA”:

Fiscal Quarter Ending	Consolidated Net Debt to Consolidated EBITDA
September 30, 2021	5.00 to 1.00
December 31, 2021	4.75 to 1.00
March 31, 2022	4.50 to 1.00
June 30, 2022	4.50 to 1.00
September 30, 2022	4.25 to 1.00
December 31, 2022	3.75 to 1.00

SECTION 6.04. Change in Business. In the case of Howmet, together with its consolidated Subsidiaries, cease to be primarily engaged in lightweight metals technology, engineering and manufacturing, and any other business activities reasonably incidental, complementary or related thereto.

SECTION 6.05. Restricted Payments. During the Covenant Relief Period, declare, order, pay, make, or permit any Subsidiary to declare, order, pay or make, any Restricted Payment; provided that, for so long as there are no Loans outstanding immediately prior to or after giving effect to such Restricted Payment, Howmet shall be permitted to declare, order, pay, make or permit any Subsidiary to declare, order, pay or make Restricted Payments (x) not exceeding $450,000,000 during Howmet’s fiscal year ending December 31, 2021 and (y) not exceeding $500,000,000 during Howmet’s fiscal year ending December 31, 2022; provided that any amount referred to in clause (x) that remains unused as of December 31, 2021 may be carried forward and used during Howmet’s fiscal year ending December 31, 2022.

SECTION 6.06. Subsidiary Indebtedness. During the Covenant Relief Period, permit any Subsidiary to directly or indirectly create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than any Indebtedness owing to Howmet or any other Subsidiary) except in an aggregate outstanding amount which does not at the time exceed $400,000,000 (less, without duplication, any amounts secured by any Borrower or Restricted Subsidiary under Section 6.01(b) but not including any such Indebtedness incurred pursuant to Section 6.07).

SECTION 6.07. Accounts Receivable and Securitization. During the Covenant Relief Period, enter, or permit any Subsidiary to enter, into any accounts receivable facility or similar financing facility or transaction (including any securitization or non-recourse accounts receivable financing but excluding, for the avoidance of doubt, any supply chain financing) providing for the factoring, sale or pledge of receivables or similar assets; provided, however, that the foregoing shall not apply to facilities or transactions for which the aggregate outstanding amount of (x) any Indebtedness attributable thereto and (y) to the extent not included as a liability on the consolidated balance sheet of Howmet and its Subsidiaries in accordance with GAAP, the amount of the financing component for such facility or transaction that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such financing component were accounted for as Indebtedness incurred by such person, does not at the time exceed $500,000,000. For purposes of determining compliance with this Section 6.07, the amount of any Indebtedness or obligation denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date on which such Indebtedness or obligation was incurred.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a)                any Borrower shall default in the payment when due of any principal of any Loan or any Reimbursement Obligation and, if such default shall result from the failure of any third party payments system used by such Borrower, such default shall continue for a period of two Business Days;

(b)                any Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement or Howmet shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

(c)                any representation or warranty made or deemed made by a Borrower under this Agreement or any statement made by a Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of such Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after such Borrower’s knowledge that it was false or misleading;

(d)                any Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08 or Article VI;

(e)                any Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;

(f)                 any Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in a principal amount in excess of $100,000,000, if the effect of any such default or failure referred to in this clause (i) is to cause such Indebtedness to become due prior to its stated maturity; or (ii) default in the payment at maturity of any principal in respect of any Indebtedness in a principal amount in excess of $100,000,000;

(g)                a proceeding shall have been instituted or a petition filed in respect of a Borrower:

(i)                 seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to such Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii)               seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for such Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;

(h)                any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;

(i)                 any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of Howmet (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of Howmet (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Howmet or (iii) any person or group of related persons shall acquire all or substantially all of the assets of Howmet provided, however, that a change in control of Howmet shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if Howmet shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person’s stockholders’ equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the “Leverage Ratio” of such person) is no greater than the then Leverage Ratio of Howmet immediately prior to such event;

(j)                 an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of any Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified Howmet in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

(k)                (i) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any calendar year;

(l)                 any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000;

(m)              one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower or any Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of any Borrower or any Subsidiary of a Borrower to enforce any such judgment; or

(n)                Howmet’s guarantee under Article VIII and/or a Borrowing Subsidiary’s guarantee under its Subsidiary Guarantee (if any) shall for any reason fail or cease to be valid and binding on, or enforceable against, Howmet or such Borrowing Subsidiary, as applicable, or Howmet or any other Borrower shall so state in writing; or

(o)                any provision of any Loan Document (other than Howmet’s guarantee under Article VIII or a Borrowing Subsidiary’s guarantee under any Subsidiary Guarantee (if any)) after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Borrower party thereto, or Howmet or any other Borrower shall so state in writing, but only if such events or circumstances, individually or in the aggregate, result in a Material Adverse Effect; or

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to Howmet, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, (x) the Commitment of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

At any time and from time to time (i) upon and after the last Maturity Date to occur or (ii) as may be required by Section 2.11(b), Section 2.11(d) or Section 2.23(b), the Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.01, for deposit in a cash collateral account maintained with the Administrative Agent, the amount required so that, after such payment, the aggregate funds on deposit in such cash collateral accounts at any time equals or exceeds 105% of the Dollar Equivalent of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in such cash collateral account, apply funds then held in such cash collateral account to the payment of any amounts as shall have become or shall become due and payable by any Borrowers to any Issuer or Lender in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application to Howmet; provided, however, that the failure to give such written notice shall not invalidate any such application. The Administrative Agent shall return to Howmet all funds remaining in such cash collateral account promptly after the payment in full of all outstanding Letter of Credit Obligations.

ARTICLE VIII

GUARANTEE

In order to induce the Administrative Agent, the Lenders and the Issuers to execute and deliver this Agreement and to make and maintain the Loans and to Issue Letters of Credit:

(a)                Howmet unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Borrowing Subsidiaries Obligations. Howmet further agrees that the Borrowing Subsidiaries Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

(b)                Howmet waives presentation to, demand of payment from and protest to any Borrowing Subsidiary of any of the Borrowing Subsidiaries Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Howmet hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any guarantee; (ii) any extension or renewal of any provision of this Agreement or any guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.

(c)                Howmet further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of any Borrower or any other person.

(d)                The obligations of Howmet hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiaries Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Howmet hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Borrowing Subsidiaries Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of Howmet or would otherwise operate as a discharge of Howmet as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).

(e)                Howmet further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrowing Subsidiary to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Borrowing Subsidiaries Obligation upon the bankruptcy or reorganization of such Borrowing Subsidiary or otherwise.

(f)                 In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against Howmet by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiaries Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Howmet hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Borrowing Subsidiaries Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Borrowing Subsidiaries Obligation paid by Howmet pursuant to this guarantee to Howmet, such assignment to be pro tanto to the extent to which the Borrowing Subsidiaries Obligation in question was discharged by Howmet, or make such other disposition thereof as Howmet shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

Upon payment by Howmet of any sums to the Administrative Agent as provided above, all rights of Howmet against the Borrowing Subsidiaries arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiaries Obligations.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action. (a) Each Lender and each Issuer hereby appoints Citi as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)                As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law including, without limitation, any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement or the other Loan Documents.

(c)                In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.05(c) and Section 10.04(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)                In the event that Citi or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Borrower hereunder or under any other Loan Document by or on behalf of Citi in its capacity as such for the benefit of any Borrower under any Loan Document (other than Citi or an Affiliate of Citi) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e)                Neither the Syndication Agent, nor the Co-Documentation Agents nor any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 9.02. Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (b) may rely on the Register to the extent set forth in Section 2.05 and Section 10.04(b), (c) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Borrower or as to the existence or possible existence of any Default or Event of Default and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Posting of Communications. (a) Howmet and each other Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated, or otherwise chooses to, furnish to the Administrative Agent pursuant to any Loan Document or in connection with the transactions contemplated therein, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto) or Letter of Credit Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled payment date therefor, (iii) relates to a termination or a reduction of Commitments pursuant to Section 2.10, 2.23(d) or 10.04(h), (iv) relates to the designation of a Borrowing Subsidiary pursuant to Section 10.04(f), (v) provides notice of any Default or Event of Default, (vi) is required to be delivered to satisfy any condition precedent under Article IV or (vii) in accordance with Section 5.01, including clauses (a), (b) and (d) of such Section, is deemed to have been delivered if it is made available on the website of the SEC (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citi.com.

(b)                Howmet and each other Borrower further agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders and the Issuers by posting the Communications on DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c)                Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of March 4, 2020, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuers and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuers and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)                THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, any arranger, THE SYNDICATION AGENT, THE CO-DOCUMENTATION AGENTS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO HOWMET, ANY OTHER BORROWER, ANY LENDER, ANY ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF HOWMET’S OR ANY OTHER BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

(e)                The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its Email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender and each Issuer agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuer agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or Issuer’s (as applicable) Email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such Email address.

(f)                 Each of the Lenders, each of the Issuers and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g)                Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.04. The Administrative Agent Individually. With respect to its Ratable Portion, Citi shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuer. The terms “Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuer or as one of the Required Lenders. Citi and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Borrower as if Citi were not acting as the Administrative Agent.

SECTION 9.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers, but without affecting the Borrowers’ reimbursement obligation), from and against such Lender’s aggregate ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or such Affiliate. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 9.06. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and Howmet, whether or not a Successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of Howmet (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the date that is 30 days after the giving by the existing Administrative Agent of a resignation notice pursuant to this Section 9.06 and (y) the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)                In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer may, upon prior written notice to Howmet and the Administrative Agent, resign as Issuer effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuer.

SECTION 9.07. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Howmet or any of its Subsidiaries, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Howmet or any of its Subsidiaries, that neither the Administrative Agent nor the Arrangers nor their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arrangers under this Agreement, the Loan Documents or any documents related hereto or thereto).

SECTION 9.08. Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender, Issuer or any Person who has received funds on behalf of a Lender or Issuer (any such Lender, Issuer or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.08 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)                Without limiting immediately preceding clause (a), each Lender, Issuer or any Person who has received funds on behalf of a Lender or Issuer (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuer or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)                 it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)               such Lender or Issuer shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.08(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.08(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.08(a) or on whether or not an Erroneous Payment has been made.

(c)                Each Lender or Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuer under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)                (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)                The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuer, to the rights and interests of such Lender or Issuer, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Borrowing Subsidiary; provided that this Section 9.08 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)                 To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)                Each party’s obligations, agreements and waivers under this Section 9.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except as provided in Section 9.03, notices and other communications provided for herein shall (unless deemed to have been delivered in accordance with Section 5.01) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email as follows:

(a)                if to Howmet or a Borrowing Subsidiary, to Howmet Aerospace Inc. at 201 Isabella Street, Pittsburgh, PA 15212-5872, Attention of Vice President & Treasurer (Telecopy No. 412-553-2758);

(b)                if to the Administrative Agent, to Citibank, N.A. at One Penns Way, Building Ops II, Floor 2, New Castle, Delaware, 19720, Attention: Agency Operations, (Telecopy No: 646-274-5080; email: AgencyABTFSupport@citi.com with a copy to GLAgentOfficeOps@citi.com) and with a copy to Sumeet Singal (email: sumeet.singal@citi.com ); and

(c)                if to a Lender or an Issuer, to it at its address (or telecopy number) set forth in the applicable Administrative Questionnaire or in the Assignment and Assumption or, in the case of an Issuer, the applicable assignment document pursuant to which such Issuer shall have become a party hereto.

Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered during normal business hours (and otherwise shall be deemed to have been given on the following date) and if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and each Borrower given in accordance with this Section 10.01.

Notices and other communications to the Lenders and Issuers hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuer; provided further that any Lender or any Issuer may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or Howmet may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to Howmet shall be deemed to have been duly given to each other Borrower at the same time and in the same manner.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuers and shall survive the making by the Lenders of the Loans and the Issuers’ Issuance of Letters of Credit, regardless of any investigation made by the Lenders or the Issuers or on their behalf, and shall continue in full force and effect as long as any Obligation remains outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Howmet and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and each Issuer, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Lender and each Issuer and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders and each Issuer.

SECTION 10.04. Successors and Assigns; Additional Borrowing Subsidiaries and Subsidiary Guarantees. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except as provided in Section 10.04(f)) without the prior written consent of each Lender and each Issuer (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender or Issuer may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties and Indemnitees of each of the Administrative Agent, the Lenders and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to any Borrower or any Borrower’s Subsidiary or Affiliate or to any natural person (or a holding company, investment vehicle, or trust for, or owned and operated by or for the primary benefit of a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment, the Loans and the Letters of Credit) to (1) any other Lender or an Affiliate of such Lender or (2) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)              Howmet, provided that no consent of Howmet shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; provided, further, that the consent of Howmet shall be deemed to have been received with respect to any such proposed assignment unless Howmet has notified the Administrative Agent in writing of its objection thereto within 10 Business Days of Howmet’s receipt of written notice thereof; and

(B)              the Administrative Agent and each Issuer.

(ii)               Assignments shall be subject to the following conditions:

(A)              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple thereof, unless each of Howmet and the Administrative Agent otherwise consent, provided that no such consent of Howmet shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing);

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment;

(D)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)               in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)             Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender and if such Lender is an Issuer, as Issuer under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05).

(iv)              The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 10.04 shall not be effective until such assignment is recorded in the Register.

(v)                Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to Howmet. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.

(vi)              In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth above, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Howmet and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuer and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Ratable Portion of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)                (i)           Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment, the Loans and Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Howmet agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii)               A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.14 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Howmet’s prior written consent or unless the right to a greater payment results from a change in law after the Participant becomes a Participant with respect to such participation.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to Howmet, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.05(c) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.22 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(f)                 Unless an Event of Default has occurred and is continuing, Howmet at any time and from time to time, upon not less than 15 Business Days’ notice to the Administrative Agent, each Lender and each Issuer, may designate any wholly-owned Subsidiary to be a Borrowing Subsidiary upon the completion of the following: (i) each of Howmet and such Subsidiary shall have executed and delivered to the Administrative Agent a Designation of Borrowing Subsidiary and (ii) such Subsidiary shall have complied with Section 4.04, whereupon (A) such Subsidiary shall become a party hereto and shall have the rights and obligations of a Borrowing Subsidiary hereunder and (B) the obligations of such Subsidiary shall become part of the Borrowing Subsidiaries Obligations and the guarantee of Howmet pursuant to Article VIII hereof shall apply thereto to the same extent that it applies to the other Borrowing Subsidiaries Obligations, if any (the date on which any such designation shall occur being called a “Designation Date”). Following the giving of notice pursuant to the first sentence of this paragraph, if the designation of such Borrowing Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or anti-money laundering laws and regulations or similar identification procedures in circumstances where the necessary information is not already available to it, Howmet shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation or other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender, as applicable, to comply with “know your customer”, anti-money laundering and other applicable laws and regulations, including, without limitation, to extent applicable to any Borrowing Subsidiary that constitutes a “legal entity customer” under 31 C.F.R. §1010.230, a certification regarding beneficial ownership.

(g)                If Howmet shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and Howmet, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary (and such Lender shall, to the extent of Loans made to such Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of this Section 10.04). Upon receiving such notice, the Administrative Agent shall record the relevant information in the Register pursuant to Section 10.04(b)(v) and Section 2.05(b).

(h)                As soon as practicable after receiving notice from Howmet or the Administrative Agent of Howmet’s intent to designate a wholly-owned Subsidiary as a Borrowing Subsidiary, and in any event no later than five Business Days after the delivery of such notice, with respect to a Borrowing Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender or Issuer that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Borrowing Subsidiary, directly or through an Affiliate of such Lender as provided in clause (g) above (each such Lender, a “Protesting Lender”), shall so notify Howmet and the Administrative Agent in writing. With respect to each Protesting Lender, Howmet shall, effective on or before the date that such Borrowing Subsidiary shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender and in the case of any Protesting Lender that is an Issuer, that the commitment of such Issuer to Issue Letters of Credit hereunder, shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Howmet or the relevant Borrowing Subsidiary (in the case of all other amounts), or (ii) cancel its request to designate such Subsidiary as a “Borrowing Subsidiary” hereunder.

SECTION 10.05. Expenses; Indemnity. (a) The Borrowers agree upon demand to pay, or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and each of the Arrangers for all of each such person’s reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP) and for documentary taxes and other charges incurred by each such person in connection with any of the following: (i) the Administrative Agent’s negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article IV), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, this Agreement or any other Loan Document or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b)                The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction), incurred by the Administrative Agent or such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding with respect to Howmet or any other Borrower, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any of the Borrowers’ respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c)                The Borrowers agree to hold harmless the Administrative Agent, each Lender, each Issuer, the Syndication Agent, the Co-Documentation Agents, each Arranger and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction for the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, any Lender or any Issuer, unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to an actual or potential conflict of interest, in which case there shall be permitted one additional counsel for such affected Indemnitees)), joint or several, that may be incurred by or asserted or awarded against any Indemnitee (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Loan Documents, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Howmet, any other Borrower or any of their respective directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. No Indemnitee shall have any liability (whether in contract, tort or otherwise) to Howmet, any other Borrower or any of their respective security holders or creditors for or in connection with the transactions contemplated by this Agreement, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)                The provisions of this Section 10.05 and any other indemnification or other protection provided to any Indemnitee pursuant to this Agreement shall (i) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender, and (ii) inure to the benefit of any person that was at the time such claim arose an Indemnitee under this Agreement or any other Loan Document. The Administrative Agent, each Lender and each Issuer agrees to use commercially reasonable efforts to promptly notify Howmet of any claims for indemnification or other protection under this Section 10.05; provided, however, that any failure by such person to deliver any such notice shall not relieve Howmet or any other Borrower from its obligations under this Section 10.05. All amounts due under this Section 10.05 shall be payable on written demand therefor, but shall be subject to the requirements of reasonableness and documentation as set forth herein.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuer or its Affiliates to or for the credit or the account of any Borrower against any of and all the Obligations of such Borrower (or, in the case of Howmet, any of and all the Obligations of any Borrower) now or hereafter existing under this Agreement held by such Lender or such Issuer, irrespective of whether or not such Lender or such Issuer shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender and each Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Issuer may have; provided, however, that in the event that any Defaulting Lender exercises any such right of setoff (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23, and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuer and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such rights of setoff. Each Lender agrees promptly to notify Howmet after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.06 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK without regard to any conflict of laws principles thereof that would call for the application of the laws of any other jurisdiction.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuer in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuers hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any further notice or shall entitle such Borrower or any other Borrower to notice or demand in similar or other circumstances.

(b)                Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fee of any Lender without the prior written consent of such Lender, (iii) release any Borrower from its obligations to repay the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof) without the prior written consent of such Lender, (iv) amend or modify the provisions of Sections 2.15, 2.16, the provisions of Article VIII, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender, (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent or (vi) amend, modify or otherwise affect the rights or duties of an Issuer under Section 2.22 without the prior written consent of such Issuer. Each Lender, each Issuer and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby or thereby (including without limitation any Interest Election Request or any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(b)                Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)                To the extent that any party hereto has, or hereafter may be entitled to claim, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, such party hereby waives such immunity in respect of its obligations hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.15(d) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in The City of New York, on the Business Day immediately preceding the day on which final judgment is given.

(b)                The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, any Lender or any Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender or Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or such Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or Issuer from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or such Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or Issuer in such currency the Administrative Agent or such Lender or Issuer, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 10.17. National Security Laws. (a) Each Lender and each Issuer hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

(b)                Notwithstanding any other provision of this Agreement, no Lender or Issuer will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 10.18. Confidentiality. Each Lender, each Issuer, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and each Arranger agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents (other than such information that is made public by Howmet or any of its Affiliates) confidential in accordance with such person’s customary practices and agrees that it shall not disclose any such information other than (a) to such person’s respective Affiliates and their respective employees, representatives, service providers and agents that are or are expected to be involved in the evaluation of such information in connection with the Transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such person on a non-confidential basis from a source other than Howmet, the other Borrowers or any advisor, agent, employee or other representative thereof in each case that identified itself as such, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to actual or prospective assignees, participants and Approved Funds, grantees described in Section 10.04, any direct or indirect contractual counterparties to any swap or derivative transaction relating to any Borrower and its Obligations, and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, Approved Funds, grantees or counterparties are instructed to comply with, and to cause their advisors to comply with, the provisions of this Section 10.18 or other provisions at least as restrictive as the provisions of this Section 10.18, (e) to any rating agency when required by it, provided, however, that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Howmet or the other Borrowers received by it from either the Administrative Agent, the Syndication Agent or the Co-Documentation Agents, any of the Arrangers, any Lender or any Issuer, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (g) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrowers (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

SECTION 10.19. Waiver of Notice Period Under Existing Credit Agreement. The requirements under the Existing Credit Agreement to provide prior written notice with respect to the termination of the “Total Commitment”, as such term is defined in the Existing Credit Agreement, is hereby waived.

SECTION 10.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.21. No Fiduciary Duty. The Administrative Agents, the Syndication Agent, each Lender, each Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of any Borrower, its stockholders and/or its Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.22.Amendment and Restatement. (a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b)                On and after the Closing Date, (i) the Existing Credit Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (A) the incurrence by the Borrower or any Borrowing Subsidiary of the Obligations under and as defined therein (whether or not such Obligations are contingent as of the Closing Date), (B) the representations and warranties made by the Borrower or any Borrowing Subsidiary prior to the Closing Date and (C) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Existing Credit Agreement) and (ii) the terms and conditions of this Agreement, shall apply to all Obligations incurred under the Existing Credit Agreement, the Notes issued thereunder and any Letters of Credit (as defined therein) issued thereunder.

(c)                Except as expressly provided in any Loan Document, this Agreement (i) shall not cure any breach of the Existing Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the date hereof and (ii) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

(d)                Each of the Borrowers, any Borrowing Subsidiary and Howmet in its capacity as a guarantor under Article VIII, hereby acknowledges and agrees that on and after the Closing Date, after giving effect to this Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party are reaffirmed, and remain in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOWMET AEROSPACE INC.

By:	/s/ Ramon Ceron
	Name:	Ramon Ceron
	Title:	Vice President and Treasurer

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

CITIBANK, N.A., individually as a Lender, as an Issuer and as Administrative Agent

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and as an Issuer

By:	/s/ James Shender
	Name:	James Shender
	Title:	Executive Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Anne Robles
	Name:	Anne Robles
	Title:	Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Tony Baratta
	Name:	Tony Baratta
	Title:	Managing Director

By:	/s/ Michael Hoffman
	Name:	Michael Hoffman
	Title:	Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Rachel Hermanson
	Name:	Rachel Hermanson
	Title:	Managing Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Jonathan Hart
	Name:	Jonathan Hart
	Title:	Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ A. Paul Dawley
	Name:	A. Paul Dawley
	Title:	Senior Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

MUFG BANK LTD., as a Lender

By:	/s/ George Stoecklein
	Name:	George Stoecklein
	Title:	Managing Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph McElhinny
	Name:	Joseph McElhinny
	Title:	Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jun Ashley
	Name:	Jun Ashley
	Title:	Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Bernadette Collins
	Name:	Bernadette Collins
	Title:	Senior Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Cormac Langford
	Name:	Cormac Langford
	Title:	Director

By:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

INTENSA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By:	/s/ Neil Derfler
	Name:	Neil Derfler
	Title:	Global Relationship Manager

By:	/s/ Alessandro Toigo
	Name:	Alessandro Toigo
	Title:	Head of Corporate Desk

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Director

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

SCHEDULE 2.01(a)
TO CREDIT AGREEMENT

LENDERS AND COMMITMENTS

Lender	Commitment
Citibank, N.A.	$85,000,000
JPMorgan Chase Bank, N.A.	$85,000,000
Bank of Montreal	$70,000,000
BNP Paribas	$70,000,000
Fifth Third Bank, National Association	$70,000,000
Goldman Sachs Bank USA	$70,000,000
Mizuho Bank, Ltd.	$70,000,000
Morgan Stanley Bank, N.A.	$70,000,000
Truist Bank	$70,000,000
Citizens Bank, N.A.	$50,000,000
MUFG Bank, Ltd.	$50,000,000
PNC Bank, National Association	$50,000,000
Sumitomo Mitsui Banking Corporation	$50,000,000
TD Bank, N.A.	$50,000,000
ING Bank N.V., Dublin Branch	$30,000,000
Intesa Sanpaolo S.p.A., New York Branch	$30,000,000
The Bank of New York Mellon	$30,000,000
Total	$1,000,000,000

SCHEDULE 2.01(b)
TO CREDIT AGREEMENT

ISSUERS AND L/C COMMITMENTS

Issuer	Commitment
Citibank, N.A.	$200,000,000
JPMorgan Chase Bank, N.A.	$200,000,000

SCHEDULE 3.08
TO CREDIT AGREEMENT

LITIGATION

None.

Schedule 6.01(a)
EXISTING LIENS

ENTITY	REGION	LIEN TYPE	NET LIEN AMT (USD)	DESCRIPTION OF COLLATERAL	SECURED PARTY
L3926 RTI CLARO - LAVAL	North America	Mortgages/ Leases	1,588,471.25	Makino Mag Equipment	GE Capital
L0671 Three Rivers Insurance Co (Howmet Aerospace Inc.)	North America	Pledged Collateral	13,581,121.16	Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%. As reported to the banks on the Effective Date. (Original amt on Effective Date - 25,945,681.25)	TD Bank
L0671 Three Rivers Insurance Co (Howmet Aerospace Inc.)	North America	Pledged Collateral	-	Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%. As adjusted after the Effective Date. (No amt remaining because net lien amt is less than the original amt seen on the effective date above)	TD Bank

			15,169,592.41